Eternal Energy Corp. Announces Working Interest Exchange

Littleton, Colorado; June 21, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced that it has entered into an agreement with American Eagle Energy, Inc. (“AEE”) to exchange 50% of its working interest in approximately 4,320 acres located in southeastern Saskatchewan (the “Hardy Prospect”), and an existing, shut-in well bore, for a 50% working interest in approximately 6,239 net acres located in Divide County, North Dakota (the “Spyglass Prospect”).  The transaction is expected to close on June 25, 2010.  Eternal and AEE have further agreed to execute an operating agreement in the next 30 days, under which Eternal will manage and oversee all future exploration and production activities for both the Hardy and Spyglass Prospects.

“We are pleased to announce our alliance with American Eagle Energy, as well as our newly acquired interest in Divide County,” stated Brad Colby, Eternal’s President and CEO.  “The exchange of a portion of our working interest in the Hardy Prospect for a working interest in the Spyglass not only diversifies our holdings, but also partners us with an entity that is like-minded with respect to the exploration of the Bakken and Three-Forks formations in North Dakota.  We hope to announce plans to re-enter the existing well or drill a new, exploratory well in the Hardy Prospect, as well as plans to drill an exploitation well in the Spyglass prospect, in the near future.”

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley
Chief Financial Officer
Eternal Energy Corp.
303-798-5235